Exhibit 99.1

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions
KAYDON CORPORATION REPORTS PRELIMINARY 2008 RESULTS
Ann Arbor, Michigan — February 9, 2009
     Kaydon Corporation (NYSE:KDN) today announced preliminary results for the fourth quarter and full year ended December 31, 2008. While the Company plans to report its complete fourth quarter and fiscal year 2008 results in detail on February 23, it has released its preliminary financial results to accommodate its participation in an upcoming investor conference and related investor meetings. The Company will hold its Fourth Quarter and Full Year 2008 Earnings Conference Call on Monday, February 23, 2009 at 11:00 a.m. Eastern time. That call will follow the Company’s release of fourth quarter and full year 2008 earnings at 7:00 a.m. Eastern time on that same day.
Preliminary Summary Financial Results
     Preliminary fourth quarter sales increased to $132.4 million compared to $123.7 million during last year’s fourth quarter. Preliminary full year 2008 sales increased to $522.4 million, representing the highest annual sales in the Company’s history, with significant growth in the wind energy business. Full year 2007 sales were $451.4 million.
     Preliminary wind energy sales were $24.0 million for the fourth quarter, compared to $13.4 million in the prior fourth quarter. Preliminary full year 2008 wind energy sales totaled $80.5 million compared to 2007 wind energy sales of $32.9 million. While final shipments in the quarter were less than originally anticipated as customers minimized their inventories at the end of the quarter, the Company saw significant growth in this market as capacity increased during the fourth quarter.
     Preliminary earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP measure as defined by the Company, was $29.6 million for the fourth quarter of 2008 compared to $37.9 million in the prior fourth quarter. Preliminary EBITDA for the full year was $132.9 million, an all time record, as compared to $132.5 million in 2007. Certain items in both years affected comparability. EBITDA for the fourth quarter and full year of fiscal 2007 included a $5.0 million gain on the sale of a component of our friction control products reporting segment while the fourth quarter and full year of fiscal 2008 includes $1.3 million, in total, of due diligence costs on unconsummated transactions and asset impairments on property and equipment in facilities that have been downsized. Readers should refer to the attached Reconciliation of Non-GAAP Measure for the calculation of preliminary EBITDA and the reconciliation of preliminary EBITDA to the most comparable preliminary GAAP measure.
     Preliminary operating income was $22.4 million for the fourth quarter of 2008, compared to $32.2 million in the prior fourth quarter. Preliminary operating income for the full year was $105.5 million as compared to $111.3 million in 2007. The fourth quarter and full year of 2007 included the $5.0 million gain on the sale of a component of a reporting segment while the fourth quarter and full year of fiscal 2008 includes the $1.3 million of costs discussed above.
     Preliminary net income was $13.8 million for the fourth quarter, compared to $22.7 million earned in last year’s fourth quarter. Preliminary net income for fiscal 2008 was $67.1 million compared to 2007 net income of $77.7 million. The fourth quarter and full year of 2007 included a $3.1 million after tax gain on the sale of a component of a reporting segment while the fourth quarter and full year of fiscal 2008 includes $0.8 million, after tax, of due diligence and impairment costs.
     Including the aforementioned items impacting comparability, preliminary diluted earnings per share for the fourth quarter is expected to be $.41 compared with $.70 in the prior fourth quarter. Preliminary diluted earnings per share is expected to be $2.09 for fiscal 2008 compared to $2.41 in the prior year. The fourth quarter and full year of 2007 included a $.09 per share after tax gain on the sale of a component of a reporting segment discussed above while the fourth quarter and full year of fiscal 2008 includes $.02 per share for the due diligence and impairment costs discussed above.
Business Commentary
     Fiscal 2008 became increasingly challenging as several of the Company’s end markets slowed during the year. While wind energy and defense remained strong relative to last year, their contribution to operating profit was not sufficient to offset the softness in certain higher margin end markets. In particular, the industrial, machinery, and export businesses, in which orders are often booked and shipped within the same quarter, slowed during the second half of the year. Also, within the defense business, the Company saw a continued shift from certain higher margin aerospace business to lower margin vehicle products. Finally, depreciation was meaningfully higher in fiscal 2008 relative to fiscal 2007 as recent capital investments have been put in service.
     The Company was negatively impacted by the rapid strengthening of the U.S. dollar against both the euro and the British pound throughout the second half of the year, impacting both exports and our translated overseas results. Likewise, interest income was significantly reduced relative to the prior year due to the global collapse in yields on suitable safe haven investments for corporate cash. In addition, the impact of lower interest rates, coupled with the historic decline in world stock markets, will result in higher pension expense in 2009.

     The Company has taken several actions to prepare it to take maximum benefit of the eventual improvement in business conditions. It has frozen executive salaries, eliminated across the board salary increases, closed or eliminated a number of benefit programs, including certain retiree health programs, and significantly curtailed both temporary labor and overtime. It has also implemented targeted staff cuts at most locations.
Order Entry and Backlog
     Preliminary order entry totaled $90.5 million for the fourth quarter of 2008, a decrease of 23.3 percent as compared to the prior fourth quarter. Preliminary quarter-end backlog was $312.6 million compared to $238.9 million at the end of fourth quarter 2007. Order entry declined in the fourth quarter as customers reacted to adverse macroeconomic conditions. December, in particular, was slow as customers pushed out receipts of inventory during the last half of the month. The Company has responded to requests from certain customers with orders in backlog to adjust shipping schedules as their end users have reacted to the global financial crisis. The Company defines backlog as orders shippable in the upcoming 18 months.
Balance Sheet and Liquidity
     During the fourth quarter of 2008, the Company repurchased 483,700 shares of Company common stock for $14.1 million. The Company has no debt outstanding at December 31, 2008, $233.0 million of unrestricted cash, and $295.1 million of available bank capacity.
About Kaydon
     Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of alternative-energy, industrial, aerospace, medical and electronic equipment, and aftermarket customers.
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     The above statements contain estimates of the Company’s preliminary fourth quarter and full year 2008 financial information. The Company is continuing to review its financial and operating results, and actual results may differ materially from the results contained in this press release.
     This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “should,” “could,” “potential,” “projects,” “approximately,” and other similar expressions, including statements regarding pending litigation, general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth and expansion, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectation about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements, including risks and uncertainties disclosed from time to time in the Company’s Forms 10-K and 10-Q filed with the Securities and Exchange Commission.
     In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances except to the extent required by applicable law.

Contacts:	James O’Leary	READ IT ON THE WEB
	President and Chief Executive Officer	http://www.kaydon.com
(734) 747-7025 ext. 2025

Peter C. DeChants
Senior Vice President, Chief Financial Officer
(734) 747-7025 ext. 2009

Kaydon Corporation
Reconciliation of Non-GAAP Measure
(Amounts in Thousands)
Preliminary EBITDA, As Defined (non-GAAP)

	Fourth Quarter Ended		Full Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
Preliminary financial statement components:	2008	2007	2008	2007

Cash flow from operating activities (GAAP)	$8,202	$26,897	$57,900	$74,259
Gain on sale of a component of a reporting segment	—	5,033	—	5,033
Net change in receivables, inventories and trade payables	7,453	(888)	37,714	14,394
Net change in other assets and liabilities	5,102	(2,316)	(819)	6,581
Other, net	197	(328)	(352)	(1,285)
Net interest (income)/expense	399	(1,508)	1,363	(8,499)
Income tax expense	8,254	10,978	37,077	42,055

Preliminary EBITDA, as defined (non-GAAP)	$29,607	$37,868	$132,883	$132,538

Kaydon’s management believes EBITDA, as defined above and a non-GAAP liquidity measure, is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Also, EBITDA is the metric used to determine payments under the Company’s annual incentive compensation program for senior managers. However, EBITDA, as defined, should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.